Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Neoware Reports Second Quarter FY07 Results
KING OF PRUSSIA, Pa., January 30, 2007 — Neoware, Inc. (Nasdaq: NWRE), a leading supplier of thin client software and devices, today reported financial results for its second quarter of fiscal year 2007.
Q2 Financial Highlights:
•	Revenues were $23.8 million in the December 2006 quarter, compared to $29.3 million in the prior year December 2005 quarter and up from the $21.6 million in the September 2006 quarter. The December 2005 quarter included revenue of $12.2 million from five large enterprise customers (contributing individually greater than $1.0 million each in the quarter); however, only one of these customers purchased during the December 2006 quarter contributing $1.3 million of revenue. Excluding these five customers, the Company’s revenue grew as we added two new large enterprise customers in the current quarter, which contributed $3.8 million of revenue.

•	GAAP gross profit was 41% of revenue, compared to 44% of revenue in the prior year second quarter. Non-GAAP gross profit was 43% of revenue, compared to 45% of revenue in the prior year second quarter.

•	GAAP operating expenses were $12.8 million, compared to $9.2 million in the prior year second quarter. Operating expenses in the December 2006 quarter included $1.3 million of severance charges due to staff changes, $590,000 for amortization of acquisition-related intangibles, $2.1 million for stock-based compensation expense and $857,000 for the write-off of expenses for an acquisition that was not consummated.

•	Non-GAAP operating expenses, which exclude amortization of acquisition-related intangibles and stock-based compensation expense were $10.2 million, or 43% of revenue, compared to $8.0 million, or 27% of revenue, in the prior year second quarter.

•	GAAP net income for the quarter was $.03 per diluted share, compared to a GAAP net income of $.15 per diluted share in the prior year second quarter. GAAP net income was driven by a large income tax benefit of $2.6 million reflecting the adjustment of the fiscal 2007 estimated effective tax rate due to the pre-tax GAAP operating losses in the first two quarters of fiscal 2007 generated by the unusual large charges to operating expense including severance and additional stock option expense and the impact of tax free investment income. A portion of this income tax benefit will be recovered from taxes paid in fiscal 2006 with the remainder reflected as a deferred tax asset on the balance sheet.

•	Non-GAAP net income for the quarter was $.04 per fully diluted share, compared to $.22 per fully diluted share in the prior year second quarter.

•	The Company ended the quarter with $108.0 million of cash and short-term investments.

•	Non-GAAP results exclude amortization of acquisition-related intangibles, stock-based compensation and an adjustment to tax effect these items, for the purpose of showing a comparable view of the Company’s performance from period to period. The effective tax rate has declined due to the favorable impact of tax free investment income generated in fiscal 2007. Refer to the attached detailed reconciliation of GAAP to Non-GAAP results.
“Our results for this quarter were down compared to a year ago, due primarily to two factors: the impact of decreased sales to several large enterprise accounts, and the impact of several changes that are being driven by our strategy for rebuilding growth,” commented Klaus Besier, Neoware’s President and CEO.
“Since accepting the role as CEO effective October 30, 2006, we have evaluated our existing staff, and reallocated funds to more productive areas, incurring some severance charges. We have discontinued negotiations and due diligence related to a potential acquisition, which also resulted in a write-off of acquisition costs incurred during the September and December quarters. While we did not complete this acquisition, we do continue to believe acquisitions to be an important part of our strategy going forward; although our first priority is to focus on rebuilding our core business and infrastructure.
“In the short term, we are seeing some positive developments. While our large enterprise account sales have decreased, we continue to negotiate future purchase requirements with these accounts, albeit at lower levels, and are encouraged with the addition of significant new enterprise accounts this quarter, including one in the US and one in Europe. This quarter we also began shipping our new Neoware m100 thin client notebook product, which is receiving positive responses from customers and the industry press.
“Moving forward, we are continuing with our planned staff additions (primarily in sales and marketing, and funded in part by savings from staff reductions made in the past two quarters) and the roll out of new promotional programs to our channel partners. We are introducing new software products and product enhancements in the next several months, improving our competitiveness and giving more value to our customers. We just announced our new Neoware Device Manager software product, which simplifies device management with an intuitive user interface and open architecture. We have also launched a new North American partner program and distributor price incentives.
“It will take time for these and other initiatives to bear fruit, but we continue to believe that we are taking the right steps to build a strong foundation for future growth. Our goal is to reposition Neoware to drive thin client revenue, taking advantage of growth opportunities in the market, as well as taking market share from our competitors.
“Lastly, we have completed a significant leadership transition over the past several months. Michael Kantrowitz stepped down as CEO in October, and recently departed from the Neoware Board of Directors. Neoware’s Board of Directors has named Dennis Flanagan as Chairman of the Board effective January 29, 2007. Dennis has served as a Director since December 2005 and Lead Independent Director since December 2006.

Remainder of Fiscal Year 2007 Guidance
Based upon currently available information, the Company provides the following update on Fiscal Year 2007 Guidance:
•	We believe our current quarterly revenue level to be sustainable for the balance of the fiscal year and possibly up-sided with additional purchases from existing and new large enterprise accounts.

•	Non-GAAP gross profit margin is expected to be approximately 40% which can fluctuate based on product mix and promotional and competitive pricing strategies.

•	Non-GAAP operating expenses, which exclude stock-based compensation and amortization of acquisition-related intangibles, could increase by up to $750,000 per quarter from those levels in the December 2006 quarter, and will be phased in over the next two quarters as planned hiring levels are achieved. During the next two quarters we are not expecting to incur additional charges for write-off of acquisition costs and should any severance charges be incurred, they are not expected to be of the magnitude of those charges recorded in the current quarter.

•	Amortization of acquisition related intangibles per quarter will be $340,000 charged to cost of sales and $500,000 charged to sales and marketing.

•	Stock-based compensation is expected to be $900,000 per quarter.

•	The effective non-GAAP income tax rate is expected to be approximately 14% for the second half of fiscal 2007.
CONFERENCE CALL INFORMATION
Neoware will host a conference call at 5:00 p.m. Eastern Time on January 30, 2007. The conference call will be available live via the Internet on Vcall at www.vcall.com and on the Neoware Web site at www.neoware.com/events. To participate, please go to the Web site 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.
The call will also be accessible by dialing 1-800-974-9436 for domestic U.S. calls and +1-641-297-7617 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through February 28, 2007, by dialing 1-800-645-7959 in the U.S. and +1-641-297-5236 internationally. A copy of the press release announcing the Company’s earnings and other financial and statistical information about the period to be presented in the conference call will be available on the Company’s website at www.neoware.com/events.
Non-GAAP Financial Measures
Neoware presents the following non-GAAP financial measures: non-GAAP gross profit and margin; non-GAAP operating expenses; non-GAAP operating income and margin; non-GAAP effective income tax rate; non-GAAP income taxes; non-GAAP net income; and non-GAAP earnings per share. We exclude the following items in the development of the non-GAAP financial measures presented:

Stock-based compensation expenses. Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock-based compensation that we began recording under SFAS 123R in the first quarter of fiscal 2006. We exclude these expenses from our non-GAAP financial measures primarily because (i) they are expenses that we exclude when assessing the performance of our business, and (ii) exclusion of these expenses allows more meaningful comparisons against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis. In addition, stock-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and other equity-based compensation grants, which can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of our common stock. Excluding these stock-based compensation amounts improves comparability of the performance of the business across periods.
Amortization of acquired intangible assets. In accordance with GAAP, cost of sales and operating expenses include amortization of acquired intangible assets such as intellectual property, customer lists and covenants not to compete. We exclude these items from our non-GAAP financial measures because (i) they are expenses that we exclude when assessing the performance of our business, as the timing and amount of the expenses vary from period to period as we have a history of acquiring businesses which result in continued additions to amortization expense, and (ii) exclusion of these expenses better allows comparison against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis.
Income taxes. We use the effective tax rate applied to income before taxes adjusted to exclude the stock based compensation expense and amortization of acquired intangible assets.
The Company believes that its non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results because they exclude amounts that the Company excludes as part of its monitoring of operating results and assessing the performance of the business. For example, the Company uses non-GAAP measures, including gross profit, operating expense and operating income excluding amortization and stock-based compensation expense in its financial and operational decision making, including decisions regarding staffing, future management priorities and how the Company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, the Company has established incentive compensation programs utilizing, in part, such non-GAAP financial measures, including non-GAAP operating income. For the same reasons, management also uses this information in its budgeting and forecasting activities and in quarterly reports to its Board of Directors.
Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Neoware’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the SEC and not to rely on any single financial measure to evaluate our business. The principal limitation of Neoware’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. To mitigate this limitation, Neoware presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.
A reconciliation between non-GAAP and GAAP measures can be found in the accompanying schedule and in the News section of our web site at www.neoware.com.
About Neoware
Neoware, Inc. (Nasdaq:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware’s software powers, manages and secures thin client devices and traditional personal computers, enabling them to run Windows(r) and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware’s products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.
Neoware is a registered trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.
# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our intention to continue implementing our strategy for rebuilding growth based on marketing, rebuilding our infrastructure and sales and product development efforts; future acquisitions; future sales to large enterprise accounts; future sales of the Neoware m100 notebook product; continuing our investments in people and programs to regain growth; our new promotional programs to improve our competitive advantage and add value for our customers; our introduction of new products and product enhancements in the next several months; our goals to take advantage of growth opportunities and increase market share; our expectations as to revenues, non-GAAP gross profit margins, operating expenses, amortization of acquisition-related intangibles, stock-based compensation expense and non-GAAP income tax rate. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our success in implementing our expanded marketing, sales and product development initiatives and the rebuilding of our infrastructure within our planned timeframe; higher than expected severance payments; additional write offs of inventory or acquisition-related expenses; our success in increasing sales to the targeted customers and our continued dependence on enterprise customers; our inability to manage our expanded organization; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers’ acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM’s customers; our ability to attract and retain qualified personnel; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2006 and our quarterly reports on Form 10-Q for the quarter ended September 30, 2006.
Neoware is a trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

NEOWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$31,030	$19,328
Short-term investments	76,920	94,798
Accounts receivable, net	18,362	16,877
Inventories, net	11,328	7,734
Prepaid income taxes	5,567	1,544
Prepaid expenses and other	2,287	1,687
Deferred income taxes	1,866	1,866

Total current assets	147,360	143,834

Property and equipment, net	1,495	1,586
Goodwill	38,804	37,761
Intangibles, net	10,525	12,175
Deferred income taxes	4,025	4,156
Other	80	61

	$202,289	$199,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,831	$8,989
Accrued compensation and benefits	3,460	2,021
Other accrued expenses	4,235	4,159
Restructuring reserve	549	600
Income taxes payable	173	158
Deferred revenue	1,151	973

Total current liabilities	14,399	16,900

Deferred income taxes	807	755
Deferred revenue	311	316

Total liabilities	15,517	17,971

Stockholders’ equity:
Preferred stock	—	—
Common stock	20	20
Additional paid-in capital	162,766	158,671
Treasury stock, 100,000 shares at cost	(100)	(100)
Accumulated other comprehensive income	2,089	556
Retained earnings	21,997	22,455

Total stockholders’ equity	186,772	181,602

	$202,289	$199,573

NEOWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenues	$23,776	$29,337	$45,336	$55,880

Cost of revenues
Cost of products (includes stock-based compensation expense of $26 and $21 for the three months and $52 and $40 for the six months ended December 31, 2006 and 2005)	13,575	16,130	27,614	31,699
Amortization of intangibles	339	302	675	575

Total cost of revenues	13,914	16,432	28,289	32,274

Gross profit	9,862	12,905	17,047	23,606

Operating expenses
Sales and marketing	5,069	4,379	9,481	8,536
Research and development	1,596	1,591	3,370	2,886
General and administrative	4,700	2,797	7,350	5,096
Amortization of intangibles	590	477	1,179	792
Abandoned acquisition costs	857	—	857	—

Total operating expenses (includes stock-based compensation expense of $2,046 and $776 for the three months and $2,953 and $1,477 for the six months ended December 31, 2006 and 2005)	12,812	9,244	22,237	17,310

Operating income (loss)	(2,950)	3,661	(5,190)	6,296

Foreign exchange gain (loss)	(19)	52	(13)	63
Interest income, net	954	247	1,936	491

Income (loss) before income taxes	(2,015)	3,960	(3,267)	6,850

Income taxes (benefit)	(2,610)	1,419	(2,810)	2,466

Net income (loss)	$595	$2,541	$(457)	$4,384

Earnings (loss) per share:
Basic	$0.03	$0.15	$(0.02)	$0.27

Diluted	$0.03	$0.15	$(0.02)	$0.26

Weighted average number of common shares outstanding:
Basic	19,965	16,492	19,954	16,383

Diluted	20,010	17,088	19,954	16,718

NEOWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Cash flows from operating activities:
Net income (loss)	$595	$2,541	$(457)	$4,384
Adjustments to reconcile net income to net cash provided by (used in) operating activities-
Depreciation	135	79	273	168
Amortization of intangibles	929	779	1,854	1,367
Non-cash share-based compensation	2,071	797	3,005	1,517
Deferred income taxes	73	—	138
Changes in operating assets and liabilities- net of effect from acquisition-
Accounts receivable	(3,226)	(5,048)	(1,412)	(5,458)
Inventories	(1,922)	1,632	(3,593)	1,044
Prepaid expenses and other	(2,481)	1,287	(4,603)	1,892
Accrued compensation and benefits	1,688	2,029	1,433	1,076
Accounts payable	(118)	335	(4,167)	205
Other accrued expenses	(855)	(2,939)	(22)	(2,927)
Income taxes payable	17	(1,019)	9	(2,290)
Deferred revenue	94	415	154	421

Net cash provided by (used in) operating activities	(3,000)	888	(7,388)	1,399

Cash flows from investing activities:
Purchase of Visara thin client business	—	(2,107)	—	(2,107)
Purchase of TeleVideo thin client business	—	(3,520)	—	(3,520)
Acquisition of Maxspeed, net of cash acquired	—	(11,794)	—	(11,794)
Purchase of short-term investments	(58,845)	(12,538)	(93,300)	(13,438)
Sales of short-term investments	70,681	21,112	111,178	25,362
Purchases of property and equipment	(90)	(644)	(200)	(818)

Net cash provided by (used in) investing activities	11,746	(9,491)	17,678	(6,315)

Cash flows from financing activities:
Expenses incurred related to the issuance of common stock	—	—	(3)	—
Exercise of stock options	409	5,215	445	5,376
Excess tax benefit from share-based payment arrangements	(52)	994	648	1,440

Net cash provided by financing activities	357	6,209	1,090	6,816

Effect of foreign exchange rate changes on cash	270	(62)	322	(92)

Increase in cash and cash equivalents	9,373	(2,456)	11,702	1,808
Cash and cash equivalents, beginning of period	21,657	12,549	19,328	8,285

Cash and cash equivalents, end of period	$31,030	$10,093	$31,030	$10,093

Supplemental disclosures:
Cash paid for income taxes	$65	$1,545	$374	$4,192

NEOWARE, INC.
RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
(in thousands, except per share data)
(unaudited)

	Three Month Ended
	December 31, 2006				December 31, 2005
				Non-				Non-
	GAAP	Adj.		GAAP	GAAP	Adj.		GAAP
Gross profit	$9,862	$365	A	$10,227	$12,905	$323	A	$13,228

Gross profit percentage	41.5%			43.0%	44.0%			45.1%

Operating expenses
Sales and marketing	5,069	(355)	B	4,714	4,379	(295)	B	4,084
Research and development	1,596	(94)	B	1,502	1,591	(102)	B	1,489
General and administrative	4,700	(1,597)	B	3,103	2,797	(379)	B	2,418
Amortization of intangibles	590	(590)	C	—	477	(477)	C	—
Abandoned acquisition costs	857	—		857	—	—		—

Operating expenses	12,812	(2,636)		10,176	9,244	(1,253)		7,991

Operating income (loss)	(2,950)	3,001		51	3,661	1,576		5,237

Income tax expense (benefit)	(2,610)	2,733	D	123	1,419	409	D	1,828

Net income	$595			$863	$2,541			$3,708

Earnings per share — diluted	$0.03			$0.04	$0.15			$0.22

Weighted average shares outstanding — diluted	20,010			20,010	17,088			17,088

A - To exclude the effect of stock-based compensation expense and the amortization of intangible assets related to business combinations.
B - To exclude the effects of stock-based compensation expense.
C - To exclude the effects of the amortization of intangible assets related to business combinations.
D - To exclude the tax effect of reconciling items.

NEOWARE, INC.
RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
(in thousands, except per share data)
(unaudited)

	Six Month Ended
	December 31, 2006				December 31, 2005
				Non-				Non-
	GAAP	Adj.		GAAP	GAAP	Adj.		GAAP
Gross profit	$17,047	$727	A	$17,774	$23,606	$615	A	$24,221

Gross profit percentage	37.6%			39.2%	42.2%			43.3%

Operating expenses
Sales and marketing	9,481	(710)	B	8,771	8,536	(545)	B	7.991
Research and development	3,370	(189)	B	3,181	2,886	(207)	B	2,679
General and administrative	7,350	(2,054)	B	5,296	5,096	(725)	B	4,371
Amortization of intangibles	1,179	(1,179)	C	—	792	(792)	C	—
Abandoned acquisition costs	857	—		857	—	—		—

Operating expenses	22,237	(4,132)		18,105	17,310	(2,270)		15,041

Operating income (loss)	(5,190)	4,859		(331)	6,296	2,885		9,180

Income tax expense (benefit)	(2,810)	3,030	D	220	2,466	747	D	3,213

Net income (loss)	$(457)			$1,372	$4,384			$6,522

Earnings (loss) per share — diluted	$(0.02)			$0.07	$0.26			$0.39

Weighted average shares outstanding — diluted	19,954			19,954	16,718			16,718

A - To exclude the effect of stock-based compensation expense and the amortization of intangible assets related to business combinations.
B - To exclude the effects of stock-based compensation expense.
C - To exclude the effects of the amortization of intangible assets related to business combinations.
D - To exclude the tax effect of reconciling items.